EXHIBIT 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE BORROWER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

                                                  Principal Amount: $ _____________                                                                                                           Issue Date: March __, 2009

12% CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, SHRINK NANOTECHNOLOGIES, INC., a Delaware corporation (hereinafter called “Borrower”), hereby promises to pay to __________________________________, (the “Holder”) or its registered assigns or successors in interest or order, without demand, the sum of ________________________________________ ($_____________)  (“Principal Amount”), with interest compounded quarterly at the annual rate of twelve percent (12%) payable on the Maturity Date (as hereinafter define), if not sooner paid or converted in accordance with the terms hereof.

This Note has been entered into pursuant to the terms of a Securities Purchase Agreement between the Borrower, the Holder and certain other investors in Notes and Class A Warrants dated of even date herewith (the “Purchase Agreement”), and shall be governed by the terms of such Purchase Agreement.  Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Purchase Agreement. The following terms shall apply to this Note:

ARTICLE I

PRINCIPAL AND INTEREST REPAYMENT

                      1.1.                    Maturity Date; Early Redemption.

(a)         The Principal Amount of this Note and any and all interest shall become payable in full on the date that is the earliest to occur of (i) {insert date that is the one year anniversary of the issuance date  of Notes pursuant to the Purchase Agreement} and (ii), in the event of a Qualified Financing (as hereinafter defined), the date set for repayment pursuant to the Redemption Notice sent by the Borrower (the “Maturity Date”) as provided in Section 4.9 below, and (iii) an Event of Default which has not been cured.

(b)           If, at any time prior to the Maturity Date, the Borrower enters into any binding agreement for, or is about to consummate, any financing with net proceeds of not less than $6,000,000 (a “Qualified Financing”), then Borrower shall provide no less than 10 business days advance written notification of the contemplated closing of said Qualified Financing to the Holder (the  “Qualified Financing Notice”), stating the that a Qualified Financing is contemplated to occur, the estimated date of closing thereof, and further providing the opportunity (but not obligation) to Holder to either convert at the Conversion Price or request repayment in cash in whole or in part (with interest payable in cash or stock at the conversion price, at the discretion of the Borrower).  The Holder hereby agrees to keep any Qualified Financing Notice or information relating thereto strictly confidential until the same may be publicly reported by the Borrower and understands that any public dissemination of information relating to a Qualified Financing, if any, could result in regulatory violations to Holder and others and jeopardize any financing.  For avoidance of doubt, to the extent a Holder demands repayment in the event of a Qualified Financing, each Holder shall retain all of their respective rights under any unexercised Series A Warrants remaining held by them.  In the event that a Qualified Financing occurs after the Maturity Date, then the same procedures shall apply, however, at the revised Conversion Price then in effect as provided below.

1.2           Interest Rate.   Interest on this Note shall accrue at a rate of 12% per year and be payable in full upon the Maturity Date or redemption, whichever is earlier.  Interest (whether default interest or otherwise) will be payable in cash, or at the election of the Borrower, and subject to Section 2.2, with shares of Common Stock at a per share value equal to the Conversion Price then in effect as set forth in Section 2.1.

1.3           Default Interest Rate.  Following the occurrence and during the continuance of an Event of Default, which, if susceptible to cure is not cured within the cure periods (if any) set forth in Article II, otherwise then from the first date of such occurrence until cured, the annual interest rate on this Note shall (subject to Section 4.7) be fourteen percent (14%), and be due on demand with interest then becoming payable within 5 business days after the end of each calendar quarter in cash or stock, at the discretion of the Borrower pursuant to Section 1.2 above; provided, however, that demand may not be made once the Borrower has provided notice of a Borrower Mandated Conversion, as hereinafter defined.

ARTICLE II

CONVERSION RIGHTS

           2.1.           Holder’s Conversion Rights.   Subject to Section 2.2, for so long as this Note remains outstanding and not fully paid, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, together with interest, into shares of Common Stock, subject to the terms and conditions set forth in this Article II, at the rate of $0.50 per share of Common Stock (“Conversion Price”), as the same may be adjusted pursuant to this Note and, specifically, Section 2.4 in the event of a Borrower Mandated Conversion.  The Holder may exercise such right by delivery to the Borrower of a written Notice of Conversion pursuant to Section 2.3.

           2.2.           Conversion Limitation.   Neither Holder nor the Borrower may convert on any date that amount of the Note Principal or interest in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date.  For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99%.  The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.2 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder.  The Holder may waive the conversion limitation described in this Section 2.2, in whole or in part, upon and effective after 61 days prior written notice to the Borrower to increase such percentage to up to 9.99%.  Once a Holder has waived this limitation, the same shall be deemed waived for all other future conversions, warrant exercises, or share issuances by the Holder.

           2.3.           Mechanics of Holder’s Conversion.

                      (a)           In the event that the Holder elects to convert any amounts outstanding under this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a “Notice of Conversion”) to the Borrower, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and amounts being converted.  The original Note is not required to be surrendered to the Borrower until all sums due under the Note have been paid.  On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records.  Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a “Conversion Date.”  A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

                      (b)           Pursuant to the terms of a Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel (if so required by the Borrower’s transfer agent), and, except as otherwise provided below, shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within fourteen (14) business days after receipt by the Borrower of the Notice of Conversion (the “Delivery Date”).  In the case of the exercise of the conversion rights set forth herein, the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the beneficial holder of such shares of Common Stock, or, in the case that Borrower delivers physical certificates as set forth below, the record holder of such shares of Common Stock, unless the Holder provides the Borrower written instructions to the contrary or unless the same is subject to a limitation as provided in Section 2.2, which has not been waived. Notwithstanding the foregoing to the contrary, the Borrower or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on the Holder’s behalf via DWAC (or certificates free of restrictive legends) provided the Holder has complied with all applicable securities laws in connection with the sale of the Common Stock, including, if applicable, prospectus delivery requirements and has provided representations accordingly.  In the event that Conversion Shares cannot be delivered to the Holder via DWAC, the Borrower shall deliver physical certificates representing the Conversion Shares by the Delivery Date to an address designated by Holder.

           2.4.           Adjustments to Conversion Price.

                      (a)           The number of shares of Common Stock to be issued upon each conversion of this Note pursuant to this Article II shall be determined by dividing that portion of the Principal Amount and interest and fees to be converted, if any, by the then applicable Conversion Price.

(b)           The Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time as described in the Purchase Agreement and upon the happening of certain events while this conversion right remains outstanding, as follows:

(i)           Merger, Sale of Assets, etc.  If (A) the Borrower effects any merger or  consolidation of the Borrower with or into another entity, (B) the Borrower effects any sale of all or substantially all of its assets in one or a series of related transactions,  (C) any tender offer or exchange offer (whether by the Borrower or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Borrower consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Borrower (other than through open market purchases), or (F) the Borrower effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental  Transaction"), this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction.  The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

(ii)           Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion hereof and accrued interest hereon, shall thereafter be deemed to evidence the right to convert into an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(iii)           Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(c)           Whenever the Conversion Price is adjusted pursuant to Section 2.4(b) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(d)           At any time after the Maturity Date, the Borrower may call all or a portion of the Principal Amount of Notes for conversion (“Borrower Mandated Conversion”) by providing no less than 10 business days’ notice to the Holder of the Note (the “Borrower Mandated Conversion Notice”) of Borrower’s intent to cause conversion of the Note, and the conversion date set therefore, at which date the Principal Amount of Note and any and all outstanding interest thereon, shall be deemed converted at a price equal to 80% of the Conversion Price then in effect (i.e. initially $.40 presuming that the $.50 Conversion Price is not reduced in accordance with the preceding paragraphs) and, the Note shall no longer be deemed outstanding.  The Holder shall provide delivery instructions for any Conversion Shares promptly upon receipt of a Borrower Mandated Conversion Notice.

2.5.           Reservation.   During the period the conversion right exists, Borrower will make best efforts, to reserve from its authorized and unissued Common Stock not less than one hundred percent of the number of shares to provide for the issuance of Common Stock upon the full conversion of this Note.  Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.

2.6           Issuance of Replacement Note.  Upon any partial conversion of this Note, a replacement Note containing the same date and provisions of this Note shall, at the written request of the Holder, be issued by the Borrower to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid, provided Holder has surrendered an original Note to the Borrower.  In the event that the Holder elects not to surrender a Note for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Borrower against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note, and the Borrower is hereby expressly authorized to offset any such amounts mutually agreed upon by Borrower and Holder or pursuant to a judgment in Borrower’s favor against amounts then due under the Note.

ARTICLE III
 EVENTS OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1           Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of Principal Amount, interest or other sum due under this Note when due and such failure continues for a period of five (5) business days after the due date.

3.2           Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of the Securities Purchase Agreement in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

3.3           Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein or in the Purchase Agreement or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

3.4           Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

3.5           Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any subsidiary of Borrower in the United States or any of their property or other assets in the United States for more than $750,000, and shall remain unvacated, unbonded, unappealed, unsatisfied, or unstayed for a period of forty-five (45) days.

3.6           Non-Payment.   A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $750,000 for more than twenty (20) days after the due date, unless the Borrower is contesting the validity of such obligation in good faith and has segregated cash funds equal to not less than one-half of the contested amount.

3.7           Bankruptcy.  Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower and if instituted against them are not dismissed within forty-five (45) days of initiation.

3.8           Failure to Deliver Common Stock or Replacement Note.  Borrower’s failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note or the Purchase Agreement, or if required, a replacement Note.

3.9           Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any Transaction Document which is not cured after any required notice and/or cure period.

3.10           Reservation Default.   Failure by the Borrower to have reserved for issuance upon conversion of the Note the amount of Common Stock as set forth in this Note and the Purchase Agreement.  Notwithstanding the foregoing, in the event that the provisions of Section 2.2 wherein the Borrower does not have sufficient number of shares available for issuance pursuant to its Articles of Incorporation, as amended, then the default shall be deemed cured at the time of the initial filing of a preliminary information statement or proxy statement, provided, that the Borrower makes best efforts to obtain effectiveness of the same and complete the filing of any Amendment to the Articles of Incorporation (or amended and restated Articles of Incorporation) within 45 days thereafter.

ARTICLE IV

  MISCELLANEOUS

4.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

           4.2           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, or email with confirmation, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: Shrink Nanotechnologies, 2038 Corte del Nogal, Suite 110, Carlsbad, CA 92011 Attn: Mark L. Baum, Esq. or current President, fax: 760-804-8845, with a copy by facsimile only to: Levy International Law, LLC, 22 W. 48 Street, Suite 601, New York, New York 10013, Attn: Ronniel Levy, Esq., and (ii) if to the Holder, to the name, address and facsimile number set forth on the front page of this Note or email address set forth in the Purchase Agreement (provided that such notice is with confirmation).

4.3           Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4           Assignees.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.5           Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

4.6           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of California, including, but not limited to, California statutes of limitations.  Any action brought by either party against the other concerning the transactions contemplated by the Securities Purchase Agreement or this Note shall be brought only in the civil or state courts of California or in the federal courts located in the State of California, county of San Diego.  Both parties agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

4.7           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.8.           Construction.   Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities, including confusion surrounding headings or uses of written emphasis (such as bolding or underlining text), are to be resolved against the drafting party and shall not be applied in the interpretation of this Note to favor any one party against the other.

4.9           Redemption.  This Note may not be redeemed, repaid early or called at any time and in whole or in part, without the consent of the Holder at any time subsequent to the first Closing Date absent either a Qualified Financing Event or a Borrower Mandated Conversion.

4.10           Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

4.11           Non-Business Days.   Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

[Signature Page Follows]

[Signature Page to 12% Convertible Promissory Note]

N WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of November, 2009.

SHRINK NANOTECHNOLOGIES, INC.

By:________________________________
           Name:
           Title: President

WITNESS:

______________________________________
[Print Name]
Chief Financial Officer

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the 12% Convertible Note issued by Shrink Nanotechnologies, Inc. (the “Borrower”) on [March] __, 2010 into Shares of Common Stock of the Borrower according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________________

Conversion Price:______________________________________________________________________

Number of Shares of Common Stock Beneficially Owned on the Conversion Date: Less than 5% of the outstanding Common Stock of Shrink Nanotechnologies, Inc.

Shares To Be Delivered:_________________________________________________________________

Signature:____________________________________________________________________________

Print Name:__________________________________________________________________________

Address:_____________________________________________________________________________

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048348/00000 Business 6755135v4